Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports First Quarter 2022 Financial Results

Signed 3-year Master Service Agreement with Leading Global Medical Technology and Diagnostic Company – Estimated Potential Annual Revenue of $10 Million to $12 Million
Revenue Growth of 9% - Driven by 18% Growth in DME and 5% in ITS
Strong Operating Cash Flow Growth of 54%
Repurchased Approximately $4 Million of Common Stock During the First Quarter under the $20 Million Stock Repurchase Program
Rochester Hills, Michigan, May 5, 2022 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the first quarter ended March 31, 2022.
2022 First Quarter Overview:
•Net revenues totaled $26.8 million, an increase of 9% vs. prior year.
◦Integrated Therapy Services ("ITS") net revenue was $16.6 million, an increase of 5% vs. prior year.
◦Durable Medical Equipment Services ("DME Services") net revenue was $10.1 million, an increase of 18% vs. prior year.
•Gross profit was $15.4 million, an increase of 5% vs. prior year.
•Gross margin was 57.4%, a decrease of 2.2% vs. prior year partly impacted by investments made to train additional technical staff to prepare for anticipated growth in biomedical services.
•Net loss of $0.4 million, or $(0.02) per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $4.1 million, a decrease of 33% vs. prior year primarily impacted by investments in the sales force to capture additional market share in Pain Management and Negative Pressure Wound Therapy ("NPWT") and the increased biomedical services training costs.
•Net cash provided by operations was $4.1 million, an increase of 54% vs. prior year.
Management Discussion

Chief Executive Officer of InfuSystem, Richard DiIorio, said, “Our first quarter results came in as planned with revenue growth of 9% to $26.8 million compared to the same prior year period. The top line was driven by our core business, oncology, with ITS growth of 5% to $16.6 million and DME growth of 18% to $10.1 million. Additionally, our operating cash flow for the first quarter increased by 54% to $4.1 million compared to the same prior year period, demonstrating the strong cash flow nature of our business. Our team continues to deliver high service levels through the challenges of another wave of the COVID-19 pandemic, which was widespread in the healthcare industry and affected our operational results in January and February. I am extremely proud of our team's dedication and hard work as we continue to advance our growth strategies.”

“We are building momentum for another record year in 2022, as we announced a significant milestone last week in a press release with the signing of a three-year master service agreement with a leading global healthcare technology and diagnostic company. We expect to provide biomedical services, which includes preventative maintenance and repair solutions, for the majority of their more than 300,000 pumps located in 1,200 medical facilities, including 800 hospital systems in the U.S. and Canada. We currently estimate that this acute care service opportunity for our DME business could potentially generate approximately $10 to $12 million in annual revenue after the initial ramp-up period. We believe that the preferred national service agreement with this tier one global healthcare company lays the foundation for long-term growth of our DME business and meaningful expansion into the acute care space.”

“We made the strategic decision in 2021 to invest in building our Pain and Wound Care sales teams along with hiring and training biomedical service technicians. As a result of our growth investments, operating expenses for the first quarter increased 16% impacting our bottom line and Adjusted EBITDA gross margin came in at 15.5%, but we expect these trends to improve in the coming quarters with new business coming online driving top-line growth for the balance of 2022. Additionally, we believe our stock is undervalued at recent trading prices, and we opportunistically repurchased approximately $4 million, or 310,045 shares, in the first quarter, under the Board authorized $20 million stock repurchase program.”

“Looking forward, we are estimating full-year 2022 revenue growth to be in the range of 15% to 20%. We believe that InfuSystem is a stronger company today than it was a year ago, as we are leveraging our unique skills in building the Company into a leading health care service provider and expanding our market opportunities into acute care. We believe that our two service platforms, ITS and DME, are well-positioned for long-term success in facilitating clinic-to-home care. Furthermore, we are relentlessly focused on executing our strategic plan to deliver sustainable double-digit top-line growth for years to come,” concluded Mr. DiIorio.

2022 First Quarter Financial Review
Net revenues for the quarter ended March 31, 2022 were $26.8 million, an increase of $2.3 million, or 9.4%, compared to $24.5 million for the quarter ended March 31, 2021. The increase included higher net revenues from both the ITS and DME Services segments.
ITS net revenue of $16.6 million increased $0.7 million, or 4.6%, during the first quarter of 2022 as compared to the prior year period. This increase was primarily attributable to additional treatment volume in all three therapies including Oncology, Pain Management and NPWT, and improved third party payer collections on billings. Pain Management net revenue for the first quarter of 2022 increased slightly as compared to the prior year first quarter due to additional sites of care added over the last year offset partially by decreased patient volume related to COVID-19 market impacts. NPWT net revenues increased due to higher treatment volume and from the sale of equipment under lease contracts for the first time since the therapy was launched. We expect NPWT equipment sales to create new opportunities for patient treatment referrals in future periods.
DME Services net revenue of $10.1 million increased $1.6 million, or 18.4%, during the first quarter of 2022 as compared to the prior year period. This increase was mainly due to $1.0 million in additional net revenues contributed by the FilAMed and OB Healthcare businesses, which we acquired during the first and second quarters of 2021, respectively. Other net revenue increases included higher equipment rental and disposable medical supplies revenue, which increased by $0.5 million and $0.2 million, respectively. These increases were partially offset by lower equipment sales.
Gross profit for the first quarter of 2022 of $15.4 million increased $0.8 million, or 5.4%, from $14.6 million for the first quarter of 2021. The increase was driven by the increase in net revenues offset partially by a lower gross profit as a percentage of net revenue (“gross margin”). Gross margin was 57.4% during the first quarter of 2022 as compared to 59.6% during the prior year, a decrease of 2.2%. Decreased gross margin for the DME Services segment was partially offset by an increase in gross margin for the ITS segment.
ITS gross profit was $10.7 million during the first quarter of 2022, representing an increase of $0.7 million compared to the prior year. The improvement reflected an increase in net revenues, as well as a higher gross margin, which increased from the prior year by 1.6% to 64.5%. The higher gross margin was the result of a more normalized expense for missing equipment for the first quarter of 2022, which was unusually high during the first quarter of 2021, and improved collections on billings.
DME Services gross profit during the first quarter of 2022 was $4.6 million, representing an increase of $0.1 million, or 1.2%, compared to the prior year. This increase was due to the increase in net revenues offset partially by a lower gross margin. The

DME gross margin was 45.7% during the current quarter, which was 7.8% lower than the prior year. This decrease was the result of an increase in labor costs related to an increase in biomedical technicians. The increase in biomedical technician labor, which totaled $0.7 million, resulted from an increase in team members who were hired in order to increase the capacity in biomedical services in anticipation of increased biomedical services demand. These newly hired team members mainly spent their time training during the period but will be deployed to support higher demand and related revenue volumes in future quarters.
Selling and marketing expenses for the first quarter of 2022 were $3.3 million, representing an increase of $0.9 million, or 39.7%, as compared to the first quarter of 2021. Selling and marketing expenses as a percentage of net revenues increased to 12.4% compared to 9.7% for the prior year period. This increase reflected $0.6 million in higher expenses for NPWT and Pain Management dedicated sales personnel hired during the 2021 second quarter and increased digital marketing expenses. The additional sales team members and digital marketing expenses represent a strategic investment to accelerate revenue growth for these therapies in future periods and the expense included in selling and marketing is a portion of an overall expense increase of $1.0 million incurred during the first quarter of 2022 associated with this initiative. The remainder of the expense increase totaling $0.4 million is included in general and administrative (“G&A”) expense. The remaining increase in selling and marketing expenses totaling $0.3 million reflected higher marketing expenses related to our national sales meeting which was held in-person for the first time since the outbreak of COVID-19, increased participation in trade shows and other increased expenses.
G&A expenses for the first quarter of 2022 were $11.8 million, an increase of 14.1% from $10.4 million for the first quarter of 2021. The increase of $1.5 million included $0.4 million in additional expenses related to the investments in NPWT and Pain Management, $0.1 million of additional G&A expenses for the FilAMed and OB Healthcare businesses and higher travel expenses. Other increases included higher personnel, healthcare and general business expenses. These increases were partially offset by a decrease in stock-based compensation expense of $0.6 million.
Net loss for the first quarter of 2022 was $0.4 million, or $(0.02) per diluted share, compared to net income of $0.7 million, or $0.03 per diluted share for the first quarter of 2021.
Adjusted EBITDA, a non-GAAP measure, for the first quarter of 2022 was $4.1 million, or 15.5% of net revenue, and decreased by $2.0 million, or 32.8%, compared to Adjusted EBITDA for the same prior year quarter of $6.2 million, or 25.2% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the three-month period ended March 31, 2022, operating cash flow increased to $4.1 million, a $1.4 million or 54% increase over operating cash flow during the same prior year three-month period. The increase was due to a reduction in the amount of cash invested in working capital during the first three-month period of 2022 as compared to the same prior year period offset partially by a reduction in net income, as adjusted for noncash items. Capital expenditures, which include purchases of medical devices, totaled $3.1 million during the first three-month period of 2022 and was $0.6 million, or 26%, higher than the amount purchased during the same prior year period. Additionally, during the first three-month period of 2021, we used $1.2 million to complete the acquisition of FilAMed.
Available liquidity totaled $39.8 million as of March 31, 2022, and consisted of $39.4 million in available borrowing capacity under the Company's revolving line of credit plus cash and cash equivalents of $0.4 million. Net debt, a non-GAAP measure (calculated as total debt of $34.9 million less cash and cash equivalents of $0.4 million) as of March 31, 2022 was $34.5 million representing an increase of $1.6 million as compared to net debt of $32.9 million as of December 31, 2021 (calculated as total debt of $33.1 million less cash and cash equivalents of $0.2 million). This increase was the result of $3.1 million in cash used for capital expenditures and $4.0 million in cash used to repurchase common stock offset partially by operating cash flows of $4.1 million during the first quarter of 2022.
Full Year 2022 Guidance
InfuSystem is providing annual guidance for the full year of 2022 with net revenue growth estimated to be in the range of 15% to 20%, or approximately $118 million to $123 million in net revenues and Adjusted EBITDA to be within the range of $24 million to $27 million. The Company is forecasting Adjusted EBITDA margin (non-GAAP) to be in the range of 20% to 22% for the year.
The full year 2022 guidance reflects management’s current expectation for operational performance, given the current market conditions. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2021, filed on March 15, 2022. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on Thursday, May 5, 2022, at 9:00 a.m. Eastern Time to discuss its first quarter 2022 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.
To participate in this call, please dial (888) 567-1603 or (862) 298-0702, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (888) 539-4649 or (754) 333-7735, confirmation code 157114, through May 12, 2022.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and net debt. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2022 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2022	2021

Net revenues	$26,763	$24,463
Cost of revenues	11,396	9,887
Gross profit	15,367	14,576

Selling, general and administrative expenses:
Provision for doubtful accounts	47	(70)
Amortization of intangibles	710	1,043
Selling and marketing	3,319	2,376
General and administrative	11,816	10,354

Total selling, general and administrative	15,892	13,703

Operating (loss) income	(525)	873
Other expense:
Interest expense	(277)	(322)
Other expense	(28)	(69)

(Loss) income before income taxes	(830)	482
Benefit from income taxes	462	179
Net (loss) income	$(368)	$661
Net (loss) income per share
Basic	$(0.02)	$0.03
Diluted	$(0.02)	$0.03
Weighted average shares outstanding:
Basic	20,609,372	20,338,160
Diluted	20,609,372	21,937,639

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended March 31,		Better/ (Worse)
(in thousands)	2022	2021

Net revenues:
ITS	$16,641	$15,911	$730
DME Services (inclusive of inter-segment revenues)	11,610	9,998	1,612
Less: elimination of inter-segment revenues	(1,488)	(1,446)	(42)
Total	26,763	24,463	2,300
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	10,738	10,003	735
DME Services	4,629	4,573	56
Total	$15,367	$14,576	$791
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET (LOSS) INCOME TO EBITDA, ADJUSTED EBITDA, NET (LOSS) INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended March 31,
(in thousands)	2022	2021

GAAP net (loss) income	$(368)	$661
Adjustments:
Interest expense	277	322
Income tax benefit	(462)	(179)
Depreciation	2,706	2,527
Amortization	710	1,043

Non-GAAP EBITDA	$2,863	$4,374

Stock compensation costs	1,047	1,635
Medical equipment reserve (1)	170	468
Acquisition costs	—	38
SOX readiness costs	40	—
Management reorganization/transition costs	14	3
Certain other non-recurring costs	8	(358)

Non-GAAP Adjusted EBITDA	$4,142	$6,160

GAAP Net Revenues	$26,763	$24,463
Net (Loss) Income Margin (2)	(1.4)%	2.7%
Non-GAAP Adjusted EBITDA Margin (3)	15.5%	25.2%
(1)Amounts represent a non-cash expense recorded to adjust reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Net (Loss) Income Margin is defined as GAAP Net (Loss) Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	March 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$405	$186
Accounts receivable, net	16,392	15,405
Inventories	3,878	3,939
Other current assets	2,585	2,535

Total current assets	23,260	22,065
Medical equipment for sale or rental	1,987	1,742
Medical equipment in rental service, net of accumulated depreciation	39,113	39,871
Property & equipment, net of accumulated depreciation	4,375	4,523
Goodwill	3,710	3,710
Intangible assets, net	10,219	10,930
Operating lease right of use assets	3,916	4,241
Deferred income taxes	10,277	10,033
Other assets	1,380	471

Total assets	$98,237	$97,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,242	$7,862
Current portion of long-term debt	156	349
Other current liabilities	5,543	4,685

Total current liabilities	13,941	12,896
Long-term debt, net of current portion	34,792	32,748
Operating lease liabilities, net of current portion	3,451	3,670

Total liabilities	52,184	49,314

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: 200,000,000 shares authorized; 20,540,143 shares issued and outstanding as of March 31, 2022 and 20,699,546 shares issued and outstanding as of December 31, 2021	2	2
Additional paid-in capital	103,373	101,905
Accumulated other comprehensive income	955	268
Retained deficit	(58,277)	(53,903)

Total stockholders’ equity	46,053	48,272

Total liabilities and stockholders’ equity	$98,237	$97,586

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2022	2021

OPERATING ACTIVITIES
Net (loss) income	$(368)	$661
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	47	(70)
Depreciation	2,706	2,527
Loss on disposal of and reserve adjustments for medical equipment	275	597
(Gain) loss on sale of medical equipment	(228)	89
Amortization of intangible assets	710	1,043
Amortization of deferred debt issuance costs	18	96
Stock-based compensation	1,047	1,635
Deferred income taxes	(462)	(180)
Changes in assets - (increase)/decrease:
Accounts receivable	(1,278)	(420)
Inventories	61	(154)
Other current assets	(50)	(244)
Other assets	(41)	(40)
Changes in liabilities - increase/(decrease):
Accounts payable and other liabilities	1,641	(2,889)
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,078	2,651

INVESTING ACTIVITIES
Acquisition of business	—	(1,204)
Purchase of medical equipment	(2,931)	(2,336)
Purchase of property and equipment	(178)	(138)
Proceeds from sale of medical equipment, property and equipment	966	876
NET CASH USED IN INVESTING ACTIVITIES	(2,143)	(2,802)

FINANCING ACTIVITIES
Principal payments on long-term debt	(10,696)	(40,093)
Cash proceeds from long-term debt	12,529	34,000
Debt issuance costs	—	(386)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(54)	(565)
Common stock repurchased as part of share repurchase program	(4,006)	—
Cash proceeds from stock plans	511	308
NET CASH USED IN FINANCING ACTIVITIES	(1,716)	(6,736)

Net change in cash and cash equivalents	219	(6,887)
Cash and cash equivalents, beginning of period	186	9,648
Cash and cash equivalents, end of period	$405	$2,761